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                                      GEM
                          Genisys Enterprise Manager










                               Proposal of Work

                                      for

                            ABB Network Management


                               January 13, 2000








                       Genisys Information Systems, Inc.
                        654 North Belt East, Suite 310
                              Houston, TX  77060
                                (281) 820-0200

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                     Genisys Enterprise Management System
                            ABB Network Management
                               Statement of Work


     The purpose of this document is to define the deliverables for the Web Site Generator solution to be implemented for ABB Network Management.

     Features will include the ability to generate a Web site containing a ABB drill-down tree, schedule Gantt charts, basic schedule data reports, and a notes field.

     The Web site will be viewed in the standard MS IE 4+ Web browser over the company LAN, WAN, or over the Internet.

     The deliverables described in the following sections are a means of quantifying the scope of this project, what is required of Genisys, and what information and assistance are required from ABB Network Management for the successful completion of this project.

     This statement of work has been developed based the information provided to us during previous on-site services that Genisys has performed for ABB Network Management.

Proposed Pre-Installation Services

     Initially Genisys will complete a needs assessment to collect any additional information necessary for this implementation. Utilizing the results of the needs assessment, and with continuing assistance of our ABB liaison and ABB management personnel, Genisys will modify or create as necessary the required GEM customizations unique to ABB Network Management. Additional pre-installation services will include:

*    Modify Web Site Generator
*    Create & Modify MS Project Global. mpt file
*    Create Basic MS Project Views
*    Codify MS Projects for trending and reporting

Installation and Testing

     With continuing assistance of the ABB liaison and ABB personnel, Genisys will install the required new software, verify the installation of existing software for compatibility. In addition, Genisys will perform a series of tests in order to verify the installation and proper functioning of the various components of the system.

Training

     GENISYS will train 1 system administrator on the complete use of the Web Builder and 2 additional classes of not more than 15 people per class on the viewer module.

Billing information and summary cost estimate

* This is a Time and Materials proposal. ABB Network Management will be invoiced for actual hours worked.
* The estimate below does not include travel expenses. If applicable, ABB Network Management will be billed for customary and reasonable travel expenses.
* Genisys will submit invoices to ABB Network Management bi-weekly and are due upon receipt.


Budget Item                        Estimated Hours          Cost Estimate
-----------                        ---------------          -------------

Pre-Installation Services                    40             $  5,000.00
Installation and Testing                     16                2,000.00
Training                                      8                1,000.00
Management Oversite and Quality Assurance     8                1,480.00
Genisys Web Site Generator                                       995.00
                                                            -----------
Total Amount of Estimate                                    $ 10,475.00


Accepted by:

Genisys Information Systems, Inc.            ABB Network Management


By:  /s/ Gary Smith                          By:  /s/ Mike Culbertson
     ----------------------------                 -------------------------
     Gary Smith, Senior Acct Mgr                  Mike Culbertson, Controller

Date:  2/22/00                          Date:  2/22/00